UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	001-13146	93-0816972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Centerpointe Drive, Suite 200 Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 684-7000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock without par value	GBX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2021, The Greenbrier Companies, Inc. (“Greenbrier” or the “Company”) entered into the Indenture (as defined below) and completed a previously announced private offering of $373.75 million aggregate principal amount of the Notes (as defined below).

To the extent required by Item 1.01 of Form 8-K, the information contained in (or incorporated by reference into) Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 20, 2021, Greenbrier entered into an Indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee, in connection with the sale of $373.75 million aggregate principal amount of the Company’s 2.875% Senior Convertible Notes due 2028 (the “Notes”) to the Initial Purchasers (as defined below in Item 8.01) pursuant to the Purchase Agreement (as defined below in Item 8.01). Such aggregate principal amount includes $48.75 million principal amount of the Notes sold to the Initial Purchasers in connection with the exercise in full of their right to purchase such additional Notes. The Notes were issued pursuant to the Indenture and the Indenture governs the Notes and contains terms and conditions customary for transactions of this type.

The Notes bear interest at an annual rate of 2.875%, payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2021. The Notes will mature on April 15, 2028, unless earlier redeemed or repurchased by the Company or converted in accordance with their terms prior to such date. Conversions of the Notes will be settled in cash and, if applicable, shares of Greenbrier’s common stock as further described under Item 3.02 below. No sinking fund is provided for in the Indenture. The Notes are general, unsecured, senior obligations of the Company and rank equally in right of payment with Greenbrier’s other senior unsecured debt.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after April 15, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (2) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

The Indenture provides that if the Company undergoes certain types of fundamental changes prior to the maturity date of the Notes, each Note holder has the option to require the Company to repurchase all or any portion of such holder’s Notes for cash. The fundamental change repurchase price will be 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date as provided for in the Indenture. The Indenture further provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest, breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; and certain events of bankruptcy, insolvency or reorganization. The Indenture also contains customary provisions regarding the payment of additional interest and special interest.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference, and to the form of Global Note, which is filed as Exhibit A to the Indenture.

To the extent required by Item 2.03 of Form 8-K, the information contained in (or incorporated by reference into) Item 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The Notes were sold to the Initial Purchasers pursuant to the Purchase Agreement dated April 15, 2021, in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the Notes were resold to qualified institutional buyers as defined in, and in reliance on, Rule 144A of the Securities Act. A total of $373.75 million principal amount of the Notes were sold for cash. The Notes and any common stock issuable upon their conversion may be offered and resold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws.

The closing of the purchase and sale of the Notes took place on April 20, 2021. The Company estimates that the net proceeds from the offering of the Notes were approximately $361.8 million, after deducting estimated fees and expenses of approximately $0.8 million, and the discount to the initial purchasers.

Holders of the Notes may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding January 15, 2028 only under the following circumstances: (i) during any fiscal quarter commencing after the fiscal quarter ending on August 31, 2021 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (ii) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (iii) if the Company calls the Notes for redemption; or (iv) upon the occurrence of specified corporate events described in the Indenture. On or after January 15, 2028, a holder may convert all or any portion of its Notes, until the close of business on the second business day immediately preceding the maturity date, regardless of whether the foregoing conditions have been satisfied.

The Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 18.0317 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $55.46 per share of common stock. The conversion rate is subject to customary adjustments as provided for in the Indenture. Upon a conversion of the Notes, the Company may elect to pay or deliver, as the case may be, cash and, if applicable, shares of the Company’s common stock, as provided in the Indenture.

If the Company undergoes certain types of make-whole fundamental changes, then, in certain circumstances, the Company will pay a fundamental change make-whole premium upon the conversion of the Notes in connection with such make-whole fundamental change by increasing the conversion rate on such Notes. The amount of the fundamental change make-whole premium, if any, will be based on the price paid, or deemed to be paid, per share of the Company’s common stock in the transaction constituting the make-whole fundamental change and the effective date of the make-whole fundamental change.

The foregoing description of the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference, and to the form of Global Note, which is filed as Exhibit A to the Indenture.

To the extent required by Item 3.02 of Form 8-K, the information contained in (or incorporated by reference into) Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.

Press Release

On April 20, 2021, Greenbrier issued a press release announcing the closing of the sale of the Notes to the Initial Purchasers. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

Purchase Agreement

On April 15, 2021, Greenbrier entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc. and Goldman, Sachs & Co. LLC, as representatives of the several initial purchasers (the “Initial Purchasers”), relating to the sale by the Company of the Notes. Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

Other Transactions

The Company intends to use a significant portion of the net proceeds from the sale of the Notes as follows: (i) approximately $228.4 million to repurchase and cancel approximately $207.1 million aggregate principal amount of the Company’s outstanding 2.875% Senior Convertible Notes due 2024; (ii) approximately $20.0 million to repurchase 468,823 shares of Company common stock at a price of $42.66 per share, and (iii) approximately $55.0 million to retire certain other indebtedness.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

4.1	Indenture dated April 20, 2021 between The Greenbrier Companies, Inc. and Wells Fargo Bank, National Association, as trustee, including the form of Global Note attached as Exhibit A thereto.

99.1	Press release dated April 20, 2021, announcing the closing of the sale of The Greenbrier Companies, Inc.’s 2.875% Senior Convertible Notes due 2028.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: April 21, 2021	By:	/s/ Adrian J. Downes
Adrian J. Downes
Senior Vice President, Chief Financial Officer and Chief Accounting Officer